Exhibit 99.3

Unaudited Pro Forma Financial Information

The following tables show selected unaudited pro forma financial information about the financial condition and results of operations of County Bancorp, Inc. ("County"), including per share data, after giving effect to the merger with Fox River Valley Bancorp, Inc. ("Fox River Valley") and other pro forma adjustments. The unaudited pro forma financial information assumes that the merger is accounted for under the acquisition method of accounting for business combinations in accordance with GAAP, and that the assets and liabilities of Fox River Valley will be recorded by County at their respective fair values as of the date the merger was completed. The unaudited pro forma consolidated balance sheet gives effect to the transactions as if the transactions had occurred on December 31, 2015. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2015, give effect to the transactions as if the transactions had become effective at January 1, 2015.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the merger. The adjustments are estimates as of the date hereof and actual amounts are still in the process of being finalized.

COUNTY BANCORP, INC. AND SUBSIDIARIES PROFORMA CONSOLIDATED BALANCE SHEET December 31, 2015 (Unaudited)

	County Bancorp, Inc.	Fox River Valley Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands)
ASSETS
Cash and cash equivalents	$14,907	$60,741	$(14,451)	A
			(5,456)	B	$55,741
Securities available-for-sale, at fair value	83,281	52,287	(483)	A	135,085
FHLB Stock, at cost	3,507	374			3,881
Loans held for sale	9,201	-			9,201
Loans, net of allowance for loan losses	737,784	148,318	(4,087)	A
			2,243	A	884,258
Premises and equipment, net	7,165	1,730	686	A	9,581
Loan servicing rights	8,145	-			8,145
Other real estate owned, net	2,872	2,030			4,902
Cash surrender value of bank owned life insurance	11,155	-			11,155
Goodwill	-	-	5,721	A
			(683)	C	5,038
Core deposit intangible	-	-	1,801	A	1,801
Deferred tax asset, net	2,048	2,627	683	C	5,358
Accrued interest receivable and other assets	4,824	833			5,657
Total assets	$884,889	$268,940	$(14,026)		$1,139,803

LIABILITIES
Deposits:
Noninterest-bearing	$70,914	$29,599			$100,513
Interest-bearing	601,312	203,834	750	A	805,896
Total deposits	672,226	233,433	750		906,409
Other borrowings	3,945	1,530	(1,530)	B	3,945
Advances from FHLB	66,445	-			66,445
Capital lease payable	-	325			325
Subordinated debentures	-	3,926	(3,926)	B	-
Subordinated debentures - Trust preferred	12,372	3,610	(574)	A	15,408
Accrued interest payable and other liabilities	7,877	1,875			9,752
Total liabilities	762,865	244,699	(5,280)		1,002,284

Small Business Lending Fund redeemable preferred stock	$15,000	$-			$15,000

SHAREHOLDERS' EQUITY
Preferred stock	8,000	-			8,000
Common stock	19	1,634	(1,634)	A
			7	A	26
Surplus	34,717	14,695	(14,695)	A
			14,249	A	48,966
Retained earnings	68,825	8,295	(6,602)	A
					70,518
Treasury stock	(4,758)	-			(4,758)
Accumulated other comprehensive income	221	(383)	(71)	A	(233)
Total shareholders' equity	107,024	24,241	(8,746)		122,519
Total liabilities and shareholders' equity	$884,889	$268,940	$(14,026)		$1,139,803

Notes to Pro Forma Consolidated Balance Sheet (unaudited)

Adjustments made in the preparation of the unaudited pro forma consolidated balance sheet are as follows:

(A)

Entry to record fair value purchase accounting and purchase price consideration of $28,707 with approximately 50% cash and 50% County common stock issued to Fox River Valley shareholders based on 712,830(1) shares issued at $20.00 per share(2) and $0.01 par value per share.

County Bancorp common shares issued - Par Value	$7
Surplus on shares issued	14,249
Total capital consideration	14,256

Cash consideration paid to shareholders	14,451
Total purchase price consideration	$28,707

(1)

The total merger consideration set forth in the merger agreement was $28.9 million.  The number of shares issued was based on 50% of the total merger consideration to be paid in stock of $14.45 million, using the volume weighted average closing price of County common stock for the ten trading days ending on the second trading day preceding the closing day of $20.27 per share.  Cash was paid in lieu of fractional shares.

(2)	The NASDAQ Official Closing Price on May 13, 2016.

(B)	Entry to pay-off outstanding line-of-credit and subordinated debt in connection with merger.

(C)	Entry to record a deferred tax asset on the fair value adjustment related to the acquired assets and liabilities and the assumed deferred tax assets.

COUNTY BANCORP, INC. AND SUBSIDIARIES PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS For the Year Ended December 31, 2015 (Unaudited)

	County Bancorp, Inc.	Fox River Valley Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands, except per share data)
INTEREST AND DIVIDEND INCOME
Loans, including fees	$32,301	$6,689	$739	D	$39,729
Taxable securities	964	1,070	105	D	2,139
Tax-exempt securities	437	36			473
Federal funds sold and other	65	75			140
Total interest and dividend income	33,767	7,870	844		42,481

INTEREST EXPENSE
Deposits	6,238	1,620	(707)	D	7,151
FHLB advances and other borrowed funds	882	60			942
Subordinated debentures	400	480			880
Capitalized lease	-	23			23
Total interest expense	7,520	2,183	(707)		8,996
Net interest income	26,247	5,687	1,551		33,485
Provision for loan losses	(1,019)	823			(196)
Net interest income after provision for loan losses	27,266	4,864	1,551		33,681
NON-INTEREST INCOME
Services charges	1,039	118			1,157
Gain on sale of loans, net	429	-			429
Loan servicing fees	5,323	-			5,323
Other	894	228			1,122
Total non-interest income	7,685	346	-		8,031
NON-INTEREST EXPENSE
Employee compensation and benefits	10,769	2,257			13,026
Occupancy	338	411			749
Write-down of other real estate owned	256	-			256
Other	6,095	1,576	546	E	8,217
Total non-interest expense	17,458	4,244	546		22,248
Income before income taxes	17,493	966	1,005		19,464
Income tax expense	6,519	361	610	F	7,490
NET INCOME	$10,974	$605	$395		$11,974

NET INCOME PER SHARE:
Basic	$1.85				$1.80
Diluted	$1.82				$1.77

Weighted average of common shares outstanding - basic	5,664,678				6,377,508
Weighted average of common shares outstanding - diluted	5,777,802				6,490,632

Notes to Pro Forma Consolidated Statement of Operations (unaudited)

Adjustments made in the preparation of the unaudited pro forma consolidated statement of operations are as follows:

(D)

Adjustments to reflect the amortization of purchase accounting adjustments based on the average lives of the corresponding asset and liability yield adjustments.  The expected average lives are as follows: loans - 173 months; securities - 206 months; certificates of deposit - 14 months; IRAs - 11 months.

(E)	Adjustment to reflect the amortization of the core deposit intangible recognized in the acquisition over the estimated 66 month period benefit.

(F)	Adjustment to reflect the income tax expense on pro forma income statement adjustments at the statutory tax rate of 39.35%.